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                                                                    EXHIBIT 99.1

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                                                                    NEWS RELEASE
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FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation       Robert K. Cole, Chairman and CEO
18400 Von Karman, Suite 1000            (714) 224-5700
Irvine, CA 92612                        Carrie Marrelli, VP, Investor Relations
                                        (714) 224-5745

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                       NEW CENTURY ANNOUNCES ACQUISITION

     Irvine, CA, December 17, 1997, New Century Financial Corporation (Nasdaq:
NCEN) announced today that it has signed an agreement to acquire Primewest Funding Corporation, "PWF", headquartered in Newport Beach, California. The closing is scheduled to take place in early January, 1998, subject to certain closing conditions. The terms of the agreement provide for an initial cash payment, New Century common stock and a three year earnout based on the net earnings of PWF's business after the closing. The key executives of Primewest, who combined have over 20 years of experience in the mortgage banking industry, will continue in their current positions under 3 year employment agreements.

     PWF is one of New Century's largest correspondents, generating over $100 million in loan origination volume in the last 12 months of which $60 million was purchased by New Century. In the six months ending September 30, 1997, PWF originated an average of $5.1 million in loans per month, with $6.1 million originated in September.

     Kirk Redding and Paul Akers, owners of Primewest said, "we look forward to our future relationship with New Century. We feel that this is going to take us to a new level and are very excited about working with such a growing company."

     Steve Holder, New Century's Vice Chairman and Chief Operating Officer-Production/Operations commented, "Primewest has been part of the New Century family since our inception and we are very pleased to formally welcome them to the fold. We believe that PWF's origination capabilities, fortified with New Century's resources, should propel PWF to even greater success as a national subprime lender."

     New Century Financial Corporation is a specialty finance company which originates, purchases, sells, and services subprime mortgage loans secured primarily by first mortgages on single family residences.
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CERTAIN STATEMENTS CONTAINED IN THIS PRESS RELEASE MAY BE DEEMED TO BE
FORWARD-LOOKING STATEMENTS UNDER FEDERAL SECURITIES LAWS, AND THE COMPANY INTENDS THAT SUCH FORWARD-LOOKING STATEMENTS BE SUBJECT TO THE SAFE-HARBOR CREATED THEREBY. SUCH STATEMENTS INCLUDE THE BELIEF THAT PWF'S ORIGINATION CAPABILITIES, FORTIFIED WITH NEW CENTURY'S RESOURCES, SHOULD PROPEL PWF TO EVEN GREATER SUCCESS AS A NATIONAL SUBPRIME LENDER. THERE ARE MANY IMPORTANT FACTORS THAT COULD CAUSE THE COMPANY'S INCLUDING PWF'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM EXPECTED RESULTS IN THE FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THE COMPANY'S LIMITED OPERATING HISTORY, THE COMPANY'S ABILITY TO SUSTAIN AND MANAGE ITS RATE OF GROWTH, THE IMPACT OF INCREASING COMPETITION IN THE SUBPRIME MORTGAGE BANKING INDUSTRY, THE COMPANY'S ABILITY TO ACCESS FUNDING SOURCES, AND OTHER RISKS IDENTIFIED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.